UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2013

Cliffs Natural Resources Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Public Square, Suite 3300, Cleveland, Ohio		44114-2315
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the announced retirement of Donald J. Gallagher from his position as executive vice president & president, global commercial of Cliffs Natural Resources Inc. (the "Company") effective December 31, 2013, as previously reported on Form 8-K filed on October 29, 2013, the Company and Mr. Gallagher entered into a separation agreement on December 30, 2013 (the "Agreement"). Under the Agreement, in exchange for Mr. Gallagher’s execution of a general release of claims, Mr. Gallagher is entitled to receive certain benefits, including a cash payment equal to the sum of two years of base salary and incentive bonus at target, an additional cash payment related to the bonus for which he is eligible under our Executive Management Performance Incentive Plan for 2013, credit of five years for purposes of determining retiree contributions for coverage under the insurance benefits program for retirees, continued coverage and payment of premiums for medical benefits for Mr. Gallagher and his family under the Company’s health care plan for active employees up to the earlier of 24 months or Mr. Gallagher becomes reemployed and eligible for alternative health insurance, and coverage and payment of premiums for dental and vision benefits through COBRA for Mr. Gallagher and family members for up to 24 months unless he or is family members become ineligible sooner. He will vest in his performance share awards based on actual performance through the entire applicable performance period and fully vest in his restricted share unit awards, which will be paid out in accordance with the terms of the awards. The Agreement includes non-solicitation, non-competition, non-disclosure and non-disparagement undertakings by Mr. Gallagher.

In addition, Mr. Gallagher has agreed to assist the Company as needed with ongoing commercial legal matters.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

January 3, 2014	By:	/s/ Carolyn E. Cheverine

Name: Carolyn E. Cheverine
Title: Vice President, General Counsel & Secretary